Exhibit 10.27

CONFIDENTIAL TREATMENT REQUESTED

Confidential portions of this document have been redacted and will be separately filed with the Securities and Exchange Commission.

MOBILE STORAGE GROUP, INC.
2007 CORPORATE INCENTIVE PLAN
EXECUTIVE PLAN

Bonus plan to be applicable to executive management members listed below: (1)

  * * * *
  * * * *
  * * * *
  * * * *

Payouts are to be based on a weighted formula applied to a target bonus for each executive. Formula to be based on the following parameters in the percentages indicated with specific objectives for each Executive: (1)

Adjusted EBITDA Result	* * * %
Other Measurable Objectives	* * * %
100%

A.	Adj. EBITDA Targets and Payouts as follows

2007
	EBITDA ($MM)	Payout
	CC Discretion	Less than 100%
	* * * mm (1)	100%
	CC Discretion	Greater than 100%

EBITDA will be Adjusted EBITDA (net of accrued and paid bonuses), plus Board of Directors fees, Management Fee and Expenses, Stock Options, * * *(1) and * * *(1) and will include the affect of any acquisitions made during the period. The EBITDA Targets levels will be increased for * * *(1). The Compensation Committee (CC) will have discretion for any awards for EBITDA results greater than or less than * * *(1).

B.	Other Measurable Objectives

Each executive will have measurable objectives against which they will be measured with weighing for each objective. The specific targets for the objectives need to be further developed.

(1)	Confidential material redacted and will be filed separately with the Securities and Exchange Commission.